EXHIBIT 99.  PRESS RELEASE DATED JANUARY 7, 2003

First South Bancorp, Inc.

PRESS RELEASE                               FOR IMMEDIATE RELEASE
January 7, 2003                             ---------------------
First South Bancorp, Inc.                   For More Information Contact:
                                            Bill Wall or Tom Vann
                                            (252) 946-4178

          FIRST SOUTH BANCORP, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

Washington, North Carolina - First South Bancorp, Inc.  (Nasdaq: FSBK)

First South Bancorp, Inc. (the "Company"), the parent holding company of First South Bank (the "Bank"), headquartered in Washington, North Carolina, reports that it has completed a previously announced stock repurchase program. The Company has purchased the 219,874 shares approved under that plan at an average price of $35.545 per share.

Simultaneously, the Company announces it has adopted a new program to repurchase an additional 5.0% of its issued and outstanding shares of common stock, representing 209,465 shares. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares that may be repurchased by the Company.

Bill Wall, Chief Financial Officer of the Company, stated that the Board of Directors has authorized this repurchase program, and it is to be completed within twelve months. During this twelve-month period, the Company may purchase shares of its common stock at certain times and price levels that are satisfactory to the Company. The repurchase program will be effected through open market purchases, unsolicited negotiated transactions, or in such other manner as will comply with applicable law. Repurchased shares will be held as treasury stock and will be used for general corporate purposes, including the future exercise of stock options.

First South Bank has been serving the citizens of eastern North Carolina since 1902 and offers a variety of financial products and services. The bank operates through its headquarters located in Washington, North Carolina with 21 full service branch offices, a loan production office and two leasing offices, located throughout eastern, southeastern and central North Carolina.

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

(Nasdaq: FSBK)